                                                                    Exhibit 99.1


[GRAPHIC OMITTED]


                     CYBERONICS ACCELERATES DEPRESSION PLAN
                        AND REVISES FISCAL 2004 GUIDANCE

HOUSTON, Texas, January 7, 2004 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced acceleration of its U.S. depression plan and revised guidance for the third and fourth quarters of its fiscal year ending April 30, 2004.

"We are accelerating all aspects of our current U.S. depression plan by four months," commented Robert P. ("Skip") Cummins, Cyberonics' Chairman and Chief Executive Officer. "That acceleration is based on recent communications with FDA and on the proposed CDRH Neurological Devices Panel meeting dates published on FDA's website
(http://www.accessdata.fda.gov/scripts/cdrh/cfdocs/cfAdvisory/search.cfm). While we have yet to receive any notice from FDA confirming the Panel date for the review of our proposed depression indication, we were notified in the letter from FDA formally accepting the PMA-S for filing that "a meeting of the Neurological Devices Panel will be held at which your PMA-S will be reviewed." Furthermore, the proposed Neurological Devices Panel meeting dates for 2004 are April 1 and 2, August 5 and 6 and October 28 and 29. Considering that there is currently no FDA-approved treatment for the 4.4 million Americans who today suffer from treatment resistant depression, and given the Expedited Review status and FDA's apparent progress with their interactive review of Cyberonics' depression PMA-S, we believe it prudent to accelerate planned fiscal 2005 depression investments into fiscal 2004 and base our revised business plan and the scale-up of our organization on an April Panel date."

"In terms of epilepsy sales, we expect to report record sales and new patients treated in each of the third and fourth quarters," continued Mr. Cummins. "We expect to see continued accelerating growth in U.S. new patient units and consistent worldwide epilepsy sales growth of 15% over the next several quarters. Such growth in the epilepsy market seven years after product launch is unprecedented. Notwithstanding that U.S. new patient growth, international sales are likely to be below plan, and we are seeing significant declines in end-of-service generator replacement sales as we approach the end of the Model 100 generator replacement cycle. These factors and the acceleration of our depression plan provide the basis for the revisions to our guidance."

"Accordingly, Cyberonics is revising its guidance for the remainder of fiscal 2004," commented Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. "Although annual growth in new patient units is expected to accelerate from 14% in Q2 to 24% in Q4, Model 100 end-of-service replacement sales will likely decrease at an accelerating annual rate from a 14% annual decrease in Q2 to a greater than 30% annual decrease in Q4. Furthermore, the acceleration of our depression plan will also impact sales and earnings for the remainder of the year. Depression recruiting, hiring and training plans that we previously expected to begin in April actually began in January. Not only does the accelerated implementation of those plans pull approximately $5 million of fiscal 2005 depression expenses into the third and fourth quarters, but it will also require a significant investment of fourth quarter epilepsy field sales time in activities unrelated to epilepsy sales, such as depression recruiting, interviewing and training."

Ms. Westbrook continued, "We now expect annual worldwide sales growth in the third and fourth quarters to approximate the 15% annual sales growth projected for epilepsy sales in fiscal 2005. We expect third quarter net earnings to be approximately $1.2 million or $0.05 per fully diluted share, and we expect the fourth quarter net loss to be approximately $7.5 million or $0.33 per fully diluted share. For fiscal 2004, we now expect worldwide sales to be approximately $120 million and net earnings to be approximately $150,000 or $0.01 per fully diluted share after an approximate $20 million investment in new indications development expenses."

"We will release third quarter results on February 5, 2004," concluded Ms. Westbrook. "Cyberonics will provide quarterly guidance for the fiscal year ending April 29, 2005 by the end of May 2004."

CONFERENCE CALL
A simultaneous conference call and Internet presentation to discuss this press release will occur at 9:00 AM EST on Wednesday, January 7, 2004. Two separate phone lines are necessary to access the conference call and Internet presentation. The audio portion of the conference call may be accessed by dialing 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 4807647; the leader is Pam Westbrook. A replay of the audio portion of the conference call will be available two hours after the completion of the conference call on Wednesday, January 7, 2004 through Wednesday, January 21, 2004 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 4807647.

You may access the Cyberonics Internet presentation site via the PresentPLUS Gateway address http://www.presentplus.com/conference/gateway.html. To test your system in advance, take the instant system check by clicking on the PresentPLUS Gateway link above, then select Browser Check from the available options. If you encounter difficulty, support solutions will be provided, or you may call PresentPLUS toll-free at 877-549-3137 or email support@presentplus.com with your telephone number for an immediate call back. Once proper compatibility is confirmed, the presentation site can be accessed 10 minutes prior to the scheduled start, beginning at 8:50 AM EST on Wednesday, January 7, 2004. Click on the link http://www.presentplus.com/conference/gateway.html, then click on "Attendee Login" from the available options. The event name and password is xcyberonics.

HISTORY OF VNS THERAPY DEPRESSION STUDIES
Cyberonics' comprehensive VNS Therapy depression study program began with the first pilot study implant in July 1998. The depression study program includes the following studies: a 60-patient acute and long-term pilot study (D-01); a 235-patient double blind, randomized, placebo controlled 8-week fixed dose acute pivotal study with a long-term extension (D-02); a 127-patient long-term observational study of patients with chronic or recurrent treatment resistant depression treated only with treatment as usual (D-04); neuroimaging, neurochemical and sleep mechanism of action studies; and several healthcare utilization and cost effectiveness studies. The patients in these studies were suffering from chronic or recurrent treatment resistant depression. In the D-02 and D-04 studies, the average lifetime illness exceeded 25 years and the average duration of the current depressive episode exceeded 48 months.

Highly statistically and clinically significant acute and long-term response and remission rates were observed in the D-01 pilot study. The first implant in the D-02 pivotal study occurred in August 2000. In January 2002, Cyberonics announced that although clinically meaningful, the difference in the D-02 treatment and placebo group HRSD-24 response rates at the end of the eight-week fixed dose acute study was not statistically significant. In September 2002, after determining the likely contributors to the lack of statistical significance, Cyberonics submitted a revised, prospective long-term pivotal study analysis plan to FDA. That plan is designed to determine the statistical and clinical significance of the long-term improvements from baseline in all D-02 study patients treated over a one-year period with VNS Therapy and treatment as usual and to determine the causal relationship between those outcomes and VNS Therapy by comparing those D-02 outcomes with the outcomes of the D-04 patients treated only with treatment as usual.

In January 2003, Cyberonics announced that the one-year data from its D-02 depression pivotal study, analyzed pursuant to the D-02 analysis plan submitted to the FDA in September 2002, showed statistically and clinically significant improvements compared to baseline. Statistical significance was determined using a repeated measures linear regression technique to analyze improvements from pre-treatment baseline in the 24-item Hamilton Rating Scale (HRSD-24) during one year of VNS Therapy. The HRSD-24 improvements observed over the first year were highly significant with a p-value < 0.001. The secondary measures of statistical significance showed similarly positive results. Clinical significance was determined by analyzing the percent of patients who showed a sustained HRSD-24 response between nine and 12 months of treatment with VNS Therapy. In the absence of published literature that defines a long-term success criterion, Cyberonics' psychiatric clinical advisors suggested that a sustained response rate of approximately 30% would be significant. Approximately 30% of the patients from the original acute treatment group and 25% of all patients in the analysis showed a sustained response between months nine and 12.

In July 2003, Cyberonics announced that the preliminary one-year results from its D-02 VNS TherapyTM depression pivotal study and D-04 companion study of chronic and recurrent treatment resistant depression, analyzed pursuant to the D-02 analysis plan submitted to the U.S. Food and Drug

Administration (FDA) in September 2002, showed a highly statistically significant causal relationship (p-value < 0.001) between VNS Therapy and the depression improvements from baseline observed in the D-02 VNS Therapy study. The causal relationship between VNS Therapy and the D-02 patients' one-year outcomes was determined using a repeated measures linear regression analysis to compare depression improvements as measured by the Inventory of Depressive Symptomatology-Self Report (IDS-SR) over one year in 205 D-02 patients receiving VNS Therapy and treatment as usual with the IDS-SR outcomes of 124 patients in a companion study, D-04, receiving only treatment as usual. In D-04, patients with chronic or recurrent treatment resistant depression who met the critical D-02 inclusion criteria were treated with standard medical management at 13 total study sites including 12 of the 21 D-02 study sites. Statistically and clinically significant differences in the physician and patient reported D-02 and D-04 patients' one-year response and remission rates were also observed. One-year response rates, defined as at least a 50% improvement in depression symptoms as measured by the IDS-SR and HRSD-24 (24 item clinician rated Hamilton Rating Scale for Depression) were 21% and 30%, respectively in D-02 and 12% and 13%, respectively in D-04. One-year remission rates, defined as the percentage of patients free of depressive symptoms after one year of treatment, were 16% and 17%, respectively in D-02 and 5% and 7%, respectively in D-04.

In October 2003 Cyberonics submitted an 87-volume PMA-Supplement (PMA-S) to the U.S. Food and Drug Administration (FDA) seeking approval to market the VNS Therapy System in the United States as "as an adjunctive long-term treatment of chronic or recurrent depression for patients who are experiencing a major depressive episode that has not had an adequate response to two or more antidepressant treatments." That PMA-S included acute and one-year data and analyses on 335 patients treated with VNS plus treatment as usual and 125 patients treated only with treatment as usual. FDA accepted the depression PMA-S for filing on December 9, 2003. The official filing date for regulatory timeline purposes is October 27, 2003. Cyberonics expects to receive FDA's decision regarding approvability of the depression PMA-S by July 2004.

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company's initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 22,000 epilepsy patients in 24 countries have accumulated over 56,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European

Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer's disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words. Such forward-looking statements include statements concerning the timing and process of U.S. regulatory approval of VNS Therapy for depression, the timing of a final FDA decision regarding approvability and projections of future expenses, revenues, earnings and growth rates. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer's disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; our ability to hire, train and retain personnel; the accuracy of management's estimates of future events, sales, expenses and earnings; and other risks detailed in from time to time in the Company's filings with the SEC.

CONTACT INFORMATION
Pamela Westbrook                               Helen Shik
Vice President of Finance and CFO              Vice President
Cyberonics, Inc.                               Schwartz Communications
100 Cyberonics Blvd.                           230 Third Avenue
Houston, TX 77058                              Waltham, MA  02154
Main:  (281) 228-7200                          Main:  (781) 684-0770 ext. 6587
Fax:  (281) 218-9332                           Fax:  (781) 684-6500
pbw@cyberonics.com                             hshik@schwartz-pr.com


                                      # # #